Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SEI Solar Power Private Limited:

We consent to the incorporation by reference in the registration statement Form S-8 of TerraForm Global, Inc. of our report dated April 3, 2015, with respect to the balance sheets of SEI Solar Power Private Limited as of December 31, 2014 and 2013, and the related statements of operations, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2014, incorporated herein by reference to the Form S-1 of TerraForm Global, Inc. dated July 31, 2015.

/s/ KPMG

Gurgaon, India

August 18, 2015